KRATON CORPORATION
RESTRICTED STOCK PERFORMANCE UNIT AWARD AGREEMENT
Upon acceptance by you through the online acceptance procedures set forth at www.stockplanconnect.com, this Restricted Stock Performance Unit Award Agreement (this “Agreement”) is made effective as of the Grant Date (defined below) between Kraton Corporation (the “Company”, and formerly known as Kraton Performance Polymers, Inc.) and you (the “Participant”). This Agreement evidences a grant of restricted stock units consisting of an unfunded and unsecured promise to deliver shares of the common stock, $0.01 par value, of the Company (“Common Stock”) under the Company’s 2016 Equity and Cash Incentive Plan (as amended, the “Plan”). Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.
1.Grant of Restricted Stock Units. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant an award of the number of restricted stock units of the Company set forth on the Participant’s online award acceptance page at www.stockplanconnect.com, which is incorporated by reference herein, which number assumes achievement of the Target level of performance as described on Schedule I (collectively, the “Restricted Stock Units”), provided that (except as otherwise provided in this Agreement) the final number of restricted stock units shall be determined on the vesting date in accordance with the performance criteria set forth on Schedule I. Each Restricted Stock Unit constitutes an unfunded and unsecured promise of the Company to deliver one share of Common Stock to Participant on the vesting date subject to the terms and conditions of this Agreement. Participant’s rights with respect to the Restricted Stock Units shall be forfeitable until the Restricted Stock Units vest in accordance with Section 4. As a holder of Restricted Stock Units, the Participant has the rights of a general unsecured creditor of the Company unless and until the Restricted Stock Units are converted to shares of Common Stock upon vesting and transferred to Participant, as set forth herein. During the period prior to vesting of the Restricted Stock Units in accordance with Section 4, the Restricted Stock Units shall be bookkeeping entries only, and Participant shall have no rights to receive any shares of Common Stock hereunder. Participant shall have no voting or other rights of a stockholder of the Company with respect to the Restricted Stock Units prior to the issuance of Shares in accordance with Section 6.
2.    Grant Date. The grant date of the Restricted Stock Units (the “Grant Date”) is the date set forth on the Participant’s online award acceptance page at www.stockplanconnect.com, which is incorporated by reference herein.
3.    Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Committee, shall govern. All capitalized terms used herein that are not defined in this Agreement shall have the meanings given to such terms in the Plan.
4.    Vesting Date; Settlement. The Restricted Stock Units shall become vested as follows:

(a)
On the third anniversary of the Grant Date, a number of Restricted Stock Units shall vest based on the extent to which the Company has satisfied the performance conditions set forth on Schedule I to this Agreement, provided that the Participant is continuously employed by the Company through such date; or

(b)
If the Participant’s employment is terminated prior to the third anniversary of the Grant Date due to Disability or death, then the Restricted Stock Units shall vest on a pro rata basis at Target level (as described on Schedule I) effective as of the Participant’s termination date (rounded up to the next whole share), provided that the Participant is continuously employed by the Company through such date, with such pro rata vesting to occur on the following schedule:

Date of Termination due to Disability or death:	Amount Vested
On or prior to first anniversary of Grant Date	1/3 of Target level
After first anniversary of Grant Date but on or prior to second anniversary of Grant Date	2/3 of Target level
After second anniversary of Grant Date but prior to third anniversary of Grant Date	Target level
Notwithstanding the foregoing, if within the one (1)-year period following a Change in Control, but prior to the vesting event described in clause (a) above, the Participant’s employment is terminated by the Company or its affiliate without Cause, then the Restricted Stock Units held by such Participant shall vest at Target level effective as of the Participant’s termination date subject to the Participant's execution of an effective general release and waiver (without revocation during any revocation period) of all claims against the Company, its affiliates and their respective officers and directors related to the Participant’s employment, in a form acceptable to the Company at the Participant’s termination of employment, not later than 50 days after the Participant’s termination date. Upon the occurrence of the date of vesting described above, the Company shall deliver to the Participant the applicable number shares of Common Stock via electronic book-entry issuance.
For purposes of this Agreement, “Disability” has the meaning ascribed to it in the Company’s long-term disability plan, and “Cause” means (i) a material breach by the Participant of any of the Participant’s obligations under any written agreement with the Company or any of its affiliates, (ii) a material violation by the Participant of any of the Company’s policies, procedures, rules and regulations applicable to employees generally or to employees at your grade level, in each case, as they may be amended from time to time in the Company’s sole discretion; (iii) the failure by the Participant to reasonably and substantially perform his or her duties to the Company or its affiliates (other than as a result of physical or mental illness or injury); (iv) the Participant’s willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company or any of its affiliates; (v)  the Participant’s fraud or misappropriation of funds; or (vi) the commission by the Participant of a felony or other serious crime involving moral turpitude; provided that if the Participant is a party to an employment agreement with the Company or its affiliate (an “Employment Agreement”) at the time of his or her termination of employment and such Employment Agreement contains a different definition of “cause” (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Agreement.
If a Participant is terminated without Cause and, within the twelve (12)-month period subsequent to such termination of employment, the Company determines in good faith that the Participant’s employment could have been terminated for Cause, subject to anything to the contrary that may be contained in the Participant’s Employment Agreement at the time of his or her termination of employment, the Participant’s employment will, at the election of the Company, be deemed to have been terminated for Cause, effective as of the date the events giving rise to Cause occurred.
5.    Forfeiture; Restrictions. Subject to the provisions of the Plan and Section 4 of this Agreement, with respect to the Restricted Stock Units that have not become vested on the date the Participant’s employment is terminated, the award of Restricted Stock Units shall expire and such unvested Restricted Stock Units shall immediately be forfeited on such date. Participant shall not sell, transfer, pledge, assign, alienate, hypothecate, or otherwise encumber or dispose of the Restricted Stock Units other than by will or the laws of descent and distribution.
6.    Delivery of Shares; Compliance with Securities Laws. Upon the vesting of any Restricted Stock Units granted hereunder, the Company shall direct its transfer agent to record by electronic book-entry in Participant’s name a number of unrestricted shares of Common Stock equal to the whole number of Restricted Stock Units that become vested hereunder. Nothing herein shall obligate the Company to register the Restricted Stock Units pursuant to any applicable securities law or to take any other affirmative action in order to cause the issuance or transfer of the Restricted Stock Units to comply with any law or regulation of any governmental authority. The Company shall not be required to issue any shares of Common Stock prior to: (a) the obtaining of any approval from any governmental agency which the Company determines to be necessary or advisable; and (b) the Participant’s payment to the Company of any federal, state or local tax or other withholding owed by Participant as a result of vesting of the Restricted Stock Units.
7.    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.
8.    Integration. This Agreement and the Plan contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and the Plan. This Agreement and the Plan supersede all prior agreements and understandings between the parties with respect to the subject matter of this Agreement.
9.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
10.    Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to the provisions governing conflict of laws, to the maximum extent practicable calls for performance and shall be performable at the offices of the Company in Houston, Harris County, Texas and venue for any dispute arising hereunder shall lie exclusively in the state and/or federal courts of Harris County, Texas and the Southern District of Texas, Houston Division, respectively.
11.    Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan via online delivery at www.stockplanconnect.com. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, and this Agreement shall be final and conclusive.
12.    Mandatory Withholding of Taxes. The Participant acknowledges and agrees that the Company shall deduct from the shares of Common Stock otherwise deliverable a number of shares of Common Stock (valued at their Fair Market Value) on the applicable date that is equal to the amount of all federal, state and local taxes required to be withheld by the Company, as determined by the Committee.
13.    Adjustments. As provided in Section 15 of the Plan, certain adjustments may be made to the Restricted Stock Units upon the occurrence of events or circumstances described in Section 15 of the Plan.
14.    Restrictions Imposed by Law. The Company shall not be required to issue shares of Common Stock unless and until (i) such shares have been duly listed upon each stock exchange on which the Common Stock is then registered and (ii) the Company has complied with applicable federal and state securities laws.
15.    Participant Employment. Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, shall confer or be construed to confer on the Participant any right to continue in the employ of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any employing Subsidiary to terminate the Participant’s employment at any time, with or without cause; subject, however, to the provisions of any employment agreement between the Participant and the Company or any Subsidiary.
16.    Return of Restricted Stock Units. If at any time during or after the Performance Period, the Committee determines that an earlier determination as to the achievement of the performance conditions set forth on Schedule I was based on incorrect data and that in fact the performance conditions set forth on Schedule I had not been achieved or had been achieved to a lesser extent than originally determined and a portion of the Restricted Stock Units would not have been vested or settled given the correct data, then (i) such portion of the Restricted Stock Units that became vested shall be deemed to be not vested and (ii) such portion of the Restricted Stock Units that were settled in respect of the Participant shall be paid by the Participant to the Company (or, if such shares were disposed of, the cash equivalent as of the date of settlement) upon notice from the Company as provided by the Committee.
17.    Section 409A. Payments under this Agreement are designed to be made in a manner that is exempt from Section 409A of the Code as a “short-term deferral,” and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).
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Schedule I
Performance Condition
The number of Restricted Stock Units of the Company set forth on the Participant’s online award acceptance page at www.stockplanconnect.com, which is incorporated by reference herein and which number assumes achievement of the Target level of performance as described in this Schedule I, shall be split 75%, towards the achievement of above threshold performance of Performance Profit (as defined below) during the 3-year period commencing January 1, 2016 and ending December 31, 2018 (the “Performance Period”) and 25% towards the achievement of relative Total Shareholder Return (as defined below) during the 3-year period commencing December 31, 2015 and ending December 31, 2018. Such performance units, if any, will vest in accordance with Section 4 of the Agreement:

	Capital Charge to Determine Cumulative Performance Profit
	2016	2017	2018
Threshold (0.5x Target)	6.0%	7.5%	9.0%
Target (1.0x Target)	7.0%	8.5%	10.0%
Stretch (2.0x Target)	8.0%	9.5%	11.0%

Relative TSR
Percentile Rank TSR
Threshold (0.5 x Target)	30th
Target (1.0x Target)	50th
Stretch (2.0 x Target)	75th
The achievement of the performance criteria shall be certified by the Compensation Committee of the Board of Directors of the Company (“Compensation Committee”) after the conclusion of the Performance Period. In determining the level of performance achieved and the number of Restricted Stock Units earned, the Compensation Committee will, if above the threshold level of performance is achieved, interpolate between 0.5x and 2.0x of the Target amount of restricted stock units.
For the purposes of this Agreement, “Performance Profit” measures the return on capital, based on the comparison of a targeted capital charge multiplied by yearly average assets employed to determine target PP and actual PP. Actual average capital employed is equal to the annual average of total assets, less excess cash (where excess cash is the amount greater than $50 million) less total current liabilities, plus the current portion of long-term debt – all determined based on US GAAP. PP target will be determined based on multiplying the actual average capital employed for the year by the capital charge. The actual PP is equal to Adjusted EBITDA@ECRC, less non-cash compensation expense, less D&A, net of taxes at a 29% rate. Each year threshold, target, and stretch will be added together and compared against the actual PP for the three-year period, resulting in a cumulative result.
For the purposes of this Agreement, “Relative Total Shareholder Return” means the difference in the compound annual growth in starting stock price (12/31/2015) and ending stock price (12/31/2018) plus reinvestment of dividends on the ex-dividend rate. This number will be compared to a specified performance peer group, with the payout based on Kraton’s percentile rank relative to the performance peer group. The performance peer group, a subset of the Russell 3000 index plus any current compensation peer companies not already included (48 specialized chemical companies) is listed below:

A Schulman, Inc	Advanced Emissions Solutions, Inc.	Albemarle, Corp	Ashland, Inc	Axiall Corp	Balchem Corp
Celanese Corp	Chase Corp	Chemtura Corp	Cytec Industries, Inc	E.I. du Pont de Nemours and Co	Eastman Chemical Corp
Ecolab Inc	Ferro Corporation	Flotek Industries, Inc	FMC Corp	FutureFuel Corp	HB Fuller Co
Huntsman Corp	Innophus Holdings Inc	Innospec, Inc	International Flavors & Fragrances, Inc	KMG Chemicals, Inc	Landec Corp
LSB Industries	Minerals Technologies Inc	NewMarket Corporation	Olin Corp	OM Group Inc	OMNOVA Solutions Inc
Platform Specialty Products Corp	PolyOne Corp	Polypore International Inc	PPG Industries Inc	Quaker Chemical Corporation	Rayonier Advanced Materials Inc
Rockwood Holdings, Inc	RPM International Inc	Senomyx, Inc	Sensient Technologies Corp	Sigma-Aldrich Corp	Stepan Company
The Dow Chemical Company	The Sherwin-Williams Company	The Valspar Corporation	W.R. Grace & Co	Westlake Chemical Corp	Zep, Inc